                                                                    EXHIBIT 4.79

                                AGENCY AGREEMENT

December 12, 2005

Pine Valley Mining Corporation
Suite 501-535 Thurlow Street
Vancouver, British Columbia  V6E 3L2

Attention:  Martin Rip

Dear Sirs:

The undersigned, RBC Dominion Securities Inc., Salman Partners Inc. and Sprott Securities Inc. (collectively, the "AGENTS") understand that Pine Valley Mining Corporation (the "COMPANY") proposes to issue and sell up to 4,055,000 units of the Company (individually a "UNIT" and, collectively, the "UNITS") subject to the terms and conditions set out below.

Upon and subject to the terms and conditions set forth herein, the Agents hereby agree to act and upon acceptance hereof the Company hereby appoints the Agents, as the Company's exclusive agents to offer for sale, on a best efforts agency basis, without underwriter liability, 4,055,000 Units at a price of $2.50 per Unit for an aggregate gross proceeds to the Company of up to $10,137,500 (the "OFFERING"). Each Unit shall consist of one Common Share (as hereinafter defined) (a "UNIT SHARE") and one-half of one Common Share purchase warrant (a "WARRANT"). Each whole Warrant will entitle the holder thereof to purchase one Common Share (a "WARRANT SHARE") at a price of $3.50 per Warrant Share at any time prior to 5:00 p.m. (Vancouver time) on the date that is 18 months following the Closing Date (as hereinafter defined). The Warrants shall be created and issued pursuant to a warrant indenture (the "WARRANT INDENTURE") to be dated as of the Closing Date (as hereinafter defined) between the Company and the Transfer Agent.

The Company agrees that the Agents will be permitted to appoint other registered dealers (or other dealers duly licensed or registered in their respective jurisdictions) as their agents to assist in the Offering and that the Agents may determine the remuneration payable to such other dealers appointed by them. Such remuneration shall be payable by the Agents.

In consideration of the services to be rendered by the Agents in connection with the Offering, the Company shall pay to the Agents at Closing (as hereinafter defined) in cash a commission equal to 6.5% of the gross proceeds realized by the Company in respect of the sale of Units (the "COMMISSION").

                                   DEFINITIONS

In this Agreement, in addition to the terms defined above, the following terms shall have the following meanings:

"AFFILIATES" has the meaning ascribed thereto in Section 10;

"AGREEMENT" means the agreement resulting from the acceptance by the Company;

"BUSINESS DAY" means a day which is not a Saturday, Sunday or statutory or civic holiday in the City of Vancouver, British Columbia, or Toronto, Ontario, as applicable;

"CANADIAN SECURITIES LAWS" means all applicable securities laws in each of the Canadian Selling Jurisdictions and the respective regulations made thereunder, together with applicable published fee schedules, prescribed forms, policy statements, notices, orders, blanket rulings and other regulatory instruments of the securities regulatory authorities in such provinces and all rules and policies of the TSXV;

"CLOSING" means the closing on the Closing Date of the transaction of purchase and sale in respect of the Units as contemplated by this Agreement and the Subscription Agreements;

"CLOSING DATE" means December 12, 2005 or such other date as the Agents, and the Company shall agree;

"CLOSING TIME" means 10:00 a.m. (Toronto time) on the Closing Date or such other time on the Closing Date as the Company and the Agents may agree;

"COMMON SHARE" means a common share in the capital of the Company;

"COMPANY'S AUDITORS" means Deloitte & Touche LLP, Chartered Accountants, or such other firm of chartered accountants as the Company may have appointed or may from time to time appoint as auditors of the Company;

"COMPANY'S KNOWLEDGE" means knowledge of members of the Company's Board of Directors or senior management team;

"DEBT INSTRUMENT" means any loan, bond, debenture, promissory note or other instrument evidencing indebtedness (demand or otherwise) for borrowed money or other liability;

"ENVIRONMENTAL LAWS" has the meaning ascribed thereto in paragraph 4(a)(xxix);

"FINANCIAL STATEMENTS" has the meaning ascribed thereto in paragraph 4(a)(v);

"FMCI" means Falls Mountain Coal Inc.;

"GMC" means Globaltex Gold Mining Corp.

"INCLUDING" means including without limitation;

"INFORMATION" has the meaning ascribed thereto in paragraph 4(a)(xxi);

"INSTITUTIONAL ACCREDITED INVESTOR" means those institutional "accredited investors" specified in Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) of Regulation D adopted pursuant to the U.S. Securities Act;

"LEASED PREMISES" means the premises which are material to the Company and its subsidiaries, taken as a whole and which the Company or its subsidiaries occupy as a tenant;

"MATERIAL ADVERSE EFFECT" has the meaning ascribed thereto in paragraph 4(a)(i);

"MATERIAL AGREEMENT" means any material Debt Instrument, indenture, contract, commitment, agreement (written or oral), instrument, lease or other document, to which the Company or its subsidiaries are a party;

"MATERIAL SUBSIDIARIES" means FMCI and PVCL;

"MISREPRESENTATION", "MATERIAL FACT", "MATERIAL CHANGE", "AFFILIATE", "ASSOCIATE", and "DISTRIBUTION" have the respective meanings ascribed thereto in the Securities Act (Ontario);

"NI 43-101" has the meaning ascribed thereto in paragraph 4(a)(xliii);

"PERSON" means any individual, corporation, partnership, joint venture, association, trust or other legal entity;

"PERSONNEL" has the meaning ascribed thereto in Section 10;

"PVCL" means Pine Valley Coal Ltd.;

"PUBLIC DISCLOSURE DOCUMENTS" means, collectively, all of the documents which have been filed by or on behalf of the Company prior to the Closing Time with the relevant Securities Regulators pursuant to the requirements of Canadian Securities Laws, including all press releases filed on SEDAR;

"PURCHASERS" means the persons (which may include the Agents) who, as purchasers or beneficial purchasers acquire Units by duly completing, executing and delivering Subscription Agreements and any other required documentation and permitted assignees or transferees of such persons from time to time;

"RBC" means RBC Dominion Securities Inc.

"SELLING JURISDICTIONS" means the provinces of Quebec and Ontario, and such other jurisdictions inside or outside Canada, including the United States, as mutually agreed to by the Company and the Agents;

"SECURITIES REGULATORS" means, collectively, the securities regulators or other securities regulatory authorities in the Selling Jurisdictions;

"SUBSCRIPTION AGREEMENTS" means collectively the Canadian and U.S. subscription agreements in the forms agreed upon by the Agents and the Company, pursuant to which Purchasers agree to subscribe for and purchase the Units herein contemplated and shall include, for greater certainty, all schedules thereto;

"SUBSIDIARY" and "SUBSIDIARIES" shall have the meaning ascribed thereto in the Canada Business Corporations Act;

"TAXES" shall have the meaning ascribed thereto in paragraph 4(a)(vii);

"TRANSFER AGENT" means Computershare Trust Company of Canada, in its capacity as transfer agent, registrar and warrant agent of the Company at its principal offices in the cities of Vancouver, British Columbia and Toronto, Ontario;

"TSXV" means the TSX Venture Exchange;

"U.S. SECURITIES ACT" means the United States Securities Act of 1933, as amended;

                              TERMS AND CONDITIONS

1. (A) SALE ON EXEMPT BASIS. The Agents shall offer for sale and sell the Units in the Selling Jurisdictions on a private placement basis in compliance with all applicable Canadian Securities Laws and all applicable securities laws of other Selling Jurisdictions such that the offer and sale of the Units does not obligate the Company to file a prospectus, a registration statement or other offering document under applicable securities legislation. The Agents shall offer the Units for sale in the United States through a U.S. registered broker-dealer affiliate pursuant to exemptions from the registration requirements of the U.S. Securities Act and applicable state securities laws, all such sales to be carried out and completed in accordance with Schedule "A" annexed hereto, the particulars of which are incorporated herein by reference.

(B) FILINGS. The Company undertakes to file, or cause to be filed, all forms or undertakings required to be filed by the Company in connection with the issue and sale of the Units respectively so that the distribution of the Units to the Purchasers may lawfully occur without the necessity of filing a prospectus, a registration statement or an offering memorandum in Canada or the United States (but on terms that will permit the Unit Shares and Warrants acquired by the Purchasers in the Selling Jurisdictions to be sold by such Purchasers at any time in the Selling Jurisdictions subject to applicable hold periods and other restrictions under Canadian Securities Laws, the U.S. Securities Act and the provisions of paragraph 2 of this Agreement), and the Agents undertake to use their commercially reasonable best efforts to cause Purchasers of Units to complete any forms required by Canadian Securities Laws or under other applicable securities laws. All fees payable in connection with such filings shall be at the expense of the Company.

(C) NO OFFERING MEMORANDUM. Neither the Company nor any of the Agents shall (i) provide to prospective purchasers any document or other material that would constitute an offering memorandum or future oriented financial information within the meaning of Canadian Securities Laws or applicable securities laws of the United States or any state or territory thereof; or (ii) engage in any form of general solicitation or general advertising in connection with the offer and sale of the Units, including causing the sale of the Units to be advertised in any newspaper, magazine, printed public media, printed media or similar medium of general and regular paid circulation, broadcast over radio, television or telecommunications, including electronic display, or conduct any seminar or meeting relating to the offer and sale of the Units whose attendees have been invited by general solicitation or advertising.

(D) UNITED STATES OFFERS AND SALES. Each of the Company and the Agents (on their own behalf and on behalf of a U.S. registered broker-dealer affiliate of the Agents) agree that the representations, warranties and covenants contained in Schedule "A" to this Agreement entitled "United States Offers and Sales" are incorporated by reference in and shall form part of this Agreement with respect to offers and sales of Units in the United States by a U.S. registered broker-dealer affiliate of the Agents. The Agents agree, on behalf of themselves and their United States affiliates, for the benefit of the Company to comply with the U.S. selling restrictions imposed by the laws of the United States and contained in Schedule "A" to this Agreement. Notwithstanding the foregoing provisions of this paragraph 1(d), an Agent will not be liable to the Company under this paragraph or Schedule "A" to this Agreement with respect to a violation by another Agent or by another member of the selling dealer group.

2. (A) COVENANTS OF THE COMPANY. The Company hereby covenants to the Agents, the Purchasers and their respective permitted assigns and acknowledges that each of them is relying on such covenants in connection with the purchase of the Units, that the Company shall:

        (i) for a period of two years after the Closing Date, use its reasonable best efforts subject to the reasonable discretion of the board of directors of the Company to act in the best interest of the Company, remain a reporting issuer under Canadian Securities Laws in the provinces of British Columbia and Alberta not in default of any requirement of such Canadian Securities Laws;

        (ii) allow the Agents and their representatives the opportunity to conduct all due diligence which the Agents may reasonably require to be conducted prior to the Closing Date;

        (iii) duly execute and deliver the Subscription Agreements and the Warrant Indenture at the Closing Time and shall comply with and satisfy all terms, conditions and covenants therein contained to be complied with or satisfied by the Company;

        (iv) fulfil or cause to be fulfilled, at or prior to the Closing Date, each of the conditions applicable to the Company set out in Section 6;

        (v) ensure that the Unit Shares shall, upon issuance in accordance with their terms, be duly issued as fully paid and non-assessable securities in the capital of the Company, and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Subscription Agreements;

        (vi) ensure that the Warrants shall be duly and validly created, authorized and issued and shall have the attributes corresponding in all material respects to the description thereof set forth in this Agreement and the Warrant Indenture;

        (vii) ensure that at all times prior to the expiry of the Warrants, sufficient Warrant Shares are allotted and reserved for issuance upon the due and proper exercise of the Warrants and, upon issuance in accordance with the terms of the Warrant Indenture, shall be issued as fully paid and non-assessable securities in the capital of the Company;

        (viii) use its best efforts to ensure that the Unit Shares and the Warrant Shares are listed and remain listed for trading on the TSXV (or the Toronto Stock Exchange) if and when such securities are issued;

        (ix) in connection with the issuance of the Units, execute and file with the Securities Regulators all forms, notices and certificates required to be filed pursuant to the Canadian Securities Laws in the time required by the applicable Canadian Securities Laws, including, for greater certainty, all forms, notices and certificates set forth in the opinions delivered to the Agents pursuant to Section 6 of this Agreement required to be filed by the Company; and

        (x) for a period of 120 days from the Closing Date, not directly or indirectly, offer to sell, grant any option for the sale, or issue or announce any intention to do so, in a public offering or by way of private placement, any securities in the capital of the Company without the prior written consent of RBC, such consent not to be unreasonably withheld, except in conjunction with: (i) the grant or exercise of stock options to or by employees, officers or directors of, or consultants to, the Company and other similar issuances pursuant to the existing share incentive plan of the Company and other existing share compensation arrangements of the Company; or (ii) outstanding warrants or obligations disclosed in schedule "B" hereto.

3. (A) MATERIAL CHANGES DURING DISTRIBUTION. During the period from the date hereof to the Closing Date, the Company shall promptly notify the Agents (and, if requested by any of the Agents, confirm such notification in writing) of any material change (actual, anticipated, contemplated or threatened, financial or otherwise) in the business, affairs, operations, assets, liabilities (contingent or otherwise) or capital of the Company and its subsidiaries, taken as a whole.

During the period from the date hereof to the Closing Date, the Company shall promptly, and in any event, within any applicable time limitation, comply with all applicable filing and other requirements under Canadian Securities Laws as a result of such change. The Company shall in good faith discuss with the Agents any fact or change in circumstances (actual, anticipated, contemplated or threatened, and financial or otherwise) which is of such a nature that there is reasonable doubt as to whether notice in writing need be given to the Agents pursuant to this paragraph 3.

(B) PRESS RELEASES. During the period from the date hereof to the Closing Time, subject to applicable law (including the time limits imposed thereunder), the Company shall obtain prior approval of the Agents as to the content and form of any press release. In addition, until the Closing Time, any press release announcing or otherwise referring to this Offering shall include an appropriate legend on each page as follows: "Not for distribution to U.S. news wire services or dissemination in the United States."

4. (A) REPRESENTATIONS AND WARRANTIES OF THE COMPANY. The Company represents and warrants to the Agents, the U.S. registered broker-dealer affiliate of the Agents, and the Purchasers, and acknowledges that each of them is relying upon such representations and warranties in purchasing the Units, that:

        (i) the Company and each of its Material Subsidiaries has been duly incorporated and is validly existing under the laws of their respective jurisdictions of existence, has all requisite corporate power and authority and is duly qualified and possess all material certificates, authority, permits (other than the amended permit to allow the Company to produce 2.2 million tonnes of coal per annum) and licences issued by the appropriate provincial, municipal, federal regulatory agencies or bodies necessary (and has not received or is not aware of any modification or revocation to such licences, authority, certificates or permits, except such modifications or amendments as are necessary for the conduct of their business) to carry on their businesses as now conducted and to own their properties and assets, except for those certificates, authority, permits and licenses which the failure to obtain would not, individually or in the aggregate, have a material adverse effect on the business, results of operations or financial condition of the Company and its Material Subsidiaries, considered as a whole (a "MATERIAL ADVERSE EFFECT"), has all requisite corporate power and authority to carry out its obligations under this Agreement, the Subscription Agreements and the Warrant Indenture;

        (ii) the Company has no material subsidiaries other than as listed below and the Company beneficially owns, directly or indirectly, the percentage indicated below of the issued and outstanding shares in the capital of the Material Subsidiaries, free and clear of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands of any kind whatsoever except as set out in the Public Disclosure Documents, all of such shares have been duly authorized and validly issued and are outstanding as fully paid and non-assessable shares and no person has any right, agreement or option, present or future, contingent or absolute, or any right capable of becoming a right, agreement or option, for the purchase from the Company of any interest in any of such shares or for the issue or allotment of any unissued shares in the capital of any of the Material Subsidiaries or any other security convertible into or exchangeable for any such shares:

       NAME                  JURISDICTION OF      BENEFICIAL EQUITY/VOTING
                             INCORPORATION OR            OWNERSHIP
                               CONTINUANCE
------------------------     ----------------     -------------------------
Falls Mountain Coal Inc.     British Columbia               100%
Pine Valley Coal Ltd.            Alberta                    100%

                GMC and Pine Valley Coal Pty. Limited are inactive wholly-owned subsidiaries of the Company and are not material to the Company;

        (iii) at the Closing Time, all consents, approvals, permits, authorizations or filings as may be required under Canadian Securities Laws necessary for the execution and delivery of this Agreement, the Warrant Indenture and the Subscription Agreements, the issuance and sale of the Unit Shares and the Warrants comprising the Units and the Warrant Shares upon exercise of the Warrants and the consummation of the transactions contemplated hereby and thereby have been made or obtained, as applicable;

        (iv) each of the execution and delivery of this Agreement, the Warrant Indenture and the Subscription Agreements, the performance by the Company of its obligations hereunder or thereunder, the issue and sale of the Unit Shares and Warrants comprising the Units and the issue and sale of Warrant Shares upon the exercise of the Warrants and the consummation of the transactions contemplated hereby and thereby do not and will not conflict with or result in a breach or violation of any of the terms or provisions of, or constitute a default under, (whether after notice or lapse of time or both), (A) any statute, rule or regulation applicable to the Company or its subsidiaries including Canadian Securities Laws and the securities laws of any other Selling Jurisdiction; (B) the constating documents, by-laws or resolutions of the Company or its subsidiaries which are in effect at the date hereof; (C) any Debt Instrument, Material Agreement, mortgage, indenture, contract, agreement, instrument, lease or other document to which the Company or its subsidiaries are a party or by which any one of them is bound; or (D) any judgment, decree or order binding the Company or its subsidiaries or the property or assets of the Company or its subsidiaries;

        (v) the audited consolidated financial statements of the Company as at and for the year ended March 31, 2005 and the unaudited consolidated financial statements of the Company as at and for the six months ended September 30, 2005 (collectively, the "FINANCIAL STATEMENTS") have been prepared in accordance with generally accepted accounting principles in Canada consistently applied throughout the period referred to therein and present fairly, in all material respects, the financial position (including the assets and liabilities, whether absolute, contingent or otherwise) of the Company and its subsidiaries (on a consolidated basis) as at such dates and results of operations of the Company and its subsidiaries (on a consolidated basis) for the periods then ended and there has been no change in accounting policies or practices of the Company and its subsidiaries since March 31, 2005;

        (vi) there has been no adverse material change (actual, proposed or prospective, whether financial or otherwise) in the business, results of operations, assets, liabilities (contingent or otherwise) or capital or financial condition of the Company or its Material Subsidiaries, since March 31, 2005, which has not been generally disclosed to the public and, except as disclosed in the Public Disclosure Documents, the business of the Company and its subsidiaries has been carried on in the usual and ordinary course consistent with past practice since March 31, 2005 to the extent that such past practice is consistent with the current business direction of the Company and its subsidiaries;

        (vii) all taxes (including income tax, capital tax, payroll taxes, employer health tax, workers' compensation payments, property taxes, customs duties and land transfer taxes), duties, royalties, levies, imposts, assessments, deductions, charges or withholdings and all liabilities with respect thereto including any penalty and interest payable with respect thereto (collectively, "TAXES") due and payable or required to be collected or withheld and remitted, by the Company or its subsidiaries have been paid, collected or withheld and remitted as applicable, except for where the failure to pay such Taxes would not have a Material Adverse Effect or result in an adverse material change to the Company and its subsidiaries, taken as a whole. All tax returns, declarations, remittances and filings required to be filed by the Company or its subsidiaries have been filed with all appropriate governmental authorities and all such returns, declarations, remittances and filings are complete and accurate and no material fact or facts have been omitted therefrom which would make any of them misleading or result in an adverse material change to the Company and its subsidiaries, taken as a whole. To the best knowledge of the Company, no examination of any tax return of the Company or its subsidiaries is currently in progress and there are no issues or disputes outstanding with any governmental authority respecting any taxes that have been paid, or may be payable, by the Company or its subsidiaries. There are no agreements, waivers or other arrangements with any taxation authority providing for an extension of time for any assessment or reassessment of taxes with respect to the Company;

        (viii) the auditors of the Company who audited the consolidated financial statements of the Company for the year ended March 31, 2005 and who provided their audit report thereon are independent public accountants as required under applicable Canadian Securities Laws;

        (ix) there has never been a "reportable event" (within the meaning of National Instrument 51-102) with the present or former auditors of the Company;

        (x) no holder of outstanding securities of the Company is entitled to any pre-emptive or any similar rights to subscribe for any Common Shares or other securities of the Company and no rights, warrants or options to acquire, or instruments convertible into or exchangeable for, any security in the capital of the Company are outstanding other than as set forth in Schedule "B" hereto;

        (xi) except as set out in the Public Disclosure Documents, there is not, in the constating documents, by-laws or in any Debt Instrument, Material Agreement, agreement, mortgage, indenture or other instrument or document to which the Company is a party, any restriction upon or impediment to, the declaration or payment of dividends by the directors of the Company or the payment of dividends by the Company to the holders of its Common Shares;

        (xii) neither the Company nor any of its subsidiaries are a party to or bound or affected by any commitment, agreement or document containing any covenant which expressly limits the freedom of the Company or any of its subsidiaries to compete in any line of business, transfer or move any of their respective assets or operations or which materially or adversely affects the business practices, operations or condition of the Company and its subsidiaries, taken as a whole except as set out in the Public Disclosure Documents;

        (xiii) to the best of the Company's knowledge, no legal or governmental proceedings are pending to which the Company or its Material Subsidiaries are a party or to which their property is subject that would result individually or in the aggregate in any material adverse change in the operation, business or condition of the Company and its subsidiaries, taken as a whole, and to the best knowledge of the Company no such proceedings have been threatened against or are contemplated with respect to the Company or its subsidiaries or their properties;

        (xiv) the Company and its Material Subsidiaries have conducted and are conducting their business in material compliance with all applicable laws and regulations of each jurisdiction in which they carry on business (including all applicable federal, provincial, municipal and local environmental, anti-pollution and licensing laws, regulations and other lawful requirements of any governmental or regulatory body, including relevant exploration and exploitation permits and concessions) except where the failure to so comply would not have a Material Adverse Effect and have not received a notice of non-compliance, nor know of, nor has reasonable grounds to know of, any facts that could give rise to a notice of non-compliance with any such laws, regulations or permits which would have a Material Adverse Effect;

        (xv) neither the Company nor the Material Subsidiaries are aware of any pending or contemplated change to any applicable law or regulation or governmental position that would materially adversely affect the business of the Company and its subsidiaries or the business or legal environment under which the Company or its subsidiaries operate;

        (xvi) this Agreement has been duly authorized, executed and delivered by the Company and constitutes a valid and binding obligation of the Company enforceable against the Company in accordance with its terms;

        (xvii) upon the execution and delivery thereof, the Subscription Agreements and the Warrant Indenture shall constitute valid and binding obligations of the Company and each shall be enforceable against the Company in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, moratorium and other laws relating to or affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and by the fact that rights to indemnity, contribution and waiver, and the ability to sever unenforceable terms, may be limited by applicable law;

        (xviii) at the Closing Time, all necessary corporate action will have been taken by the Company to: (a) validly issue the Unit Shares as fully paid and non-assessable securities in the capital of the Company; (b) validly create, authorize and issue the Warrants; and (c) allot, reserve and authorize the issuance of Warrant Shares, as fully paid and non-assessable securities in the capital of the Company upon the due exercise of the Warrants;

        (xix) at the Closing Date (and prior to giving effect to this Offering) the authorized capital of the Company consists of an unlimited number of Common Shares of which 71,647,878 Common Shares are issued and outstanding as fully paid and non-assessable;

        (xx) the Company is a reporting issuer in the provinces of British Columbia and Alberta. The Company is not currently in default of any requirement of the Canadian Securities Laws of such jurisdictions, except for such defaults as would not have a Material Adverse Effect and the Company is not included on a list of defaulting reporting issuers maintained by any of the securities regulators of such jurisdictions;

        (xxi) all information which has been prepared by the Company relating to the Company and its subsidiaries and their business, property and liabilities and either publicly disclosed or provided to the Agents, including all financial, marketing, sales and operational information provided to the Agents and all Public Disclosure Documents (collectively, the "INFORMATION") is, as of the date of such information, true and correct in all material respects, and no fact or facts have been omitted therefrom which would make such information materially misleading;

        (xxii) all filings and fees required to be made and paid by the Company pursuant to the Canadian Securities Laws and general corporate law have been made and paid, and such disclosure and filings were true and accurate in all material respects as at the respective dates thereof and the Company has not filed any confidential material change reports;

        (xxiii) the Company and its subsidiaries are in compliance with all laws respecting employment and employment practices, terms and conditions of employment, occupational health and safety, pay equity and wages, except for such failures to comply as would not have a Material Adverse Effect. There is not currently any, or any reasonably foreseeable, labour disruption or conflict involving the Company or its subsidiaries;

        (xxiv) except as disclosed in the Public Disclosure Documents, none of the Company or its subsidiaries have any loans or other indebtedness outstanding which has been made to any of their respective shareholders, officers, directors or employees, past or present, or any person not dealing at "arm's length" (as such term is defined in the Income Tax Act (Canada)) with the Company or its subsidiaries;

        (xxv) the assets of the Company and its subsidiaries and their business and operations are insured against loss or damage with responsible insurers on a basis consistent with insurance obtained by reasonably prudent participants in comparable businesses, and such coverage is in full force and effect, and the Company or its subsidiaries have not breached the terms of any policies in respect thereof nor failed to promptly give any notice or present any material claim thereunder;

        (xxvi) the Transfer Agent, at its principal offices in the city of Vancouver, British Columbia has been duly appointed as transfer agent and registrar in respect of the Common Shares and warrant agent with respect of the Warrants;

        (xxvii) other than the Agents, there are no persons acting or purporting to act at the request or on behalf of the Company, that are entitled to any brokerage or finder's fee in connection with the transactions contemplated by this Agreement;

        (xxviii)other than the Company, there is no person that is or will be entitled to the proceeds from the sale of the Units pursuant to this Offering under the terms of any Debt Instrument, Material Agreement, mortgage, indenture, contract, instrument, lease agreement (written or unwritten);

        (xxix) the Company and its subsidiaries are in material compliance with each material license and permit held by them and they are not in material violation of, or in material default under, the applicable statutes, ordinances, rules, regulations, orders or decrees (including "ENVIRONMENTAL LAWS" as defined below) of any governmental entities, regulatory agencies or bodies having, asserting or claiming jurisdiction over them or over any part of their operations or assets;

        (xxx) the Company and its subsidiaries (i) are in compliance with any and all applicable foreign, federal, provincial, state and local laws and regulations relating to the protection of human health and safety, conservation, the environment or hazardous or toxic substances or wastes, pollutants or contaminants ("ENVIRONMENTAL LAWS"), except for such failures to comply as would not have a Material Adverse Effect, (ii) have received all material permits, licenses or other approvals required of any of them under applicable Environmental Laws to conduct their business, and (iii) are in compliance with all terms and conditions of any such permit, license or approval, except in each case for such permits, licenses, approvals or failures to comply that would not have a Material Adverse Effect;

        (xxxi) there have been no past, and there are no pending or, to the best knowledge of the Company, threatened claims, complaints, notices or requests for information received by the Company or its subsidiaries with respect to any alleged violation of any Environmental Law and no conditions exist at, on or under any property now or previously owned, operated, leased or contracted to perform work by the Company or its subsidiaries which, with the passage of time, or the giving of notice or both, would give rise to liability under any Environmental Law that, individually or in the aggregate, has or may reasonably be expected to have a Material Adverse Effect;

        (xxxii) except as set out in the Public Disclosure Documents, the Company is not party to any agreement, nor is the Company aware of any agreement, which in any manner affects the voting control of any of the securities of the Company or its subsidiaries;

        (xxxiii)other than as disclosed in or contemplated by the Public
                Disclosure Documents, the Company is not party to any Debt Instrument or any agreement, contract or commitment to create, assume or issue any Debt Instrument other than of the ordinary cause of business;

        (xxxiv) neither the Company, nor any of its subsidiaries, nor, to the knowledge of the Company, any other person is in default in the observance or performance of any term or obligation to be performed by any one of them under any Material Agreement, except for such defaults as would not have a Material Adverse Effect and no event has occurred which with notice or lapse of time or both would constitute such a default;

        (xxxv) the minute books and records of the Company and its Material Subsidiaries which the Company has made available to the Agents and their counsel, Cassels Brock & Blackwell LLP, in connection with their due diligence investigation of the Company for the period from inception to the date of examination thereof, are all of the minute books and substantially all the records of the Company and its Material Subsidiaries for such period and contain copies of all proceedings (or certified copies thereof) of the shareholders, the board of directors and all committees of the board of directors of the Company and its subsidiaries to the date of review of such corporate records and minute books. There have been no other meetings, resolutions or proceedings of the shareholders, board of directors or any committees of the board of directors of the Company and its Material Subsidiaries during such period not reflected in such minute books and other records;

        (xxxvi) with respect to each of the Leased Premises, the Company or its subsidiaries occupy the Leased Premises and have the exclusive right to occupy and use the Leased Premises and each of the leases pursuant to which the Company or its subsidiaries occupy the Leased Premises is in good standing and in full force and effect. The performance of obligations pursuant to and in compliance with the terms of this Agreement and the completion of the transactions described herein by the Company, will not afford any of the parties to such leases or any other person the right to terminate such lease or result in any additional or more onerous obligations under such leases;

        (xxxvii)there are no actions, suits, proceedings or inquiries pending or, to the best knowledge of the Company, threatened against or affecting the Company its subsidiaries or their respective property or assets at law or in equity or before or by any federal, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality other than those that would not have a Material Adverse Effect;

        (xxxviii)there are no judgments against the Company or its subsidiaries, which are unsatisfied, nor are there any consent decrees or injunctions to which the Company are subject;

        (xxxix) the Company and its Material Subsidiaries are the absolute legal and beneficial owners of, and have good and marketable title to or leasehold interest in, all of the material property or assets thereof as described in the Public Disclosure Documents, free of all mortgages, liens, charges, pledges, security interests, encumbrances, claims or demands whatsoever, other than those described in the Information, and no other property rights are necessary for the conduct of the business of the Company and its subsidiaries (taken as a whole) as currently conducted or contemplated to be conducted, the Company knows of no claim or basis for any claim that might or could adversely affect the right of the Company and its subsidiaries to use, transfer or otherwise exploit such property rights, other than those described in the Public Disclosure Documents, and the Company and its Subsidiaries have no responsibility or obligation to pay any commission, royalty, licence fee or similar payment to any person with respect to the property rights thereof, expect as described in the Public Disclosure Documents;

        (xl) the Company and its Material Subsidiaries hold either freehold title, mining leases, mining claims, coal licenses, coal leases, or other conventional property, proprietary or contractual interests or rights, recognized in the jurisdiction in which a particular property is located in respect of the coal deposits, ore bodies and minerals located in properties in which the Company and its Material Subsidiaries have an interest as described in the Information under valid, subsisting and enforceable title documents or other recognized and enforceable agreements or instruments, sufficient to permit the Company and its Material Subsidiaries to explore the coal deposits, ore bodies or other minerals relating thereto, all such property, leases or claims and all property, leases or claims in which the Company or its Material Subsidiaries have any interest or right have been validly located and recorded in accordance with all applicable laws and are valid and subsisting, the Company or its Material Subsidiaries have all necessary surface rights, access rights and other necessary rights and interest relating to the properties in which the Company or its Material Subsidiaries have an interest as described in the Information granting the Company or its Material Subsidiaries the right and ability to explore for minerals, ore and metals for development purposes as are appropriate in view of their respective rights and interests therein, and each of the proprietary interests or rights and each of the documents, agreements and instruments and obligations relating thereto referred to above are currently in good standing in the name of the Company or its Material Subsidiaries;

        (xli) any and all of the agreements and other documents and instruments pursuant to which the Company and its subsidiaries hold their property and assets (including any interest in, or right to earn an interest in, any property) are valid and subsisting agreements, documents or instruments in full force and effect, enforceable in accordance with the terms thereof, the Company and its subsidiaries are not in default of any of the provisions of any such agreements, documents or instruments nor has any such default been alleged. None of the properties (or any interest in, or right to earn an interest in, any property) of the Company and its subsidiaries are subject to any right of first refusal or purchase or acquisition rights which are not disclosed in the Information;

        (xlii) the Company has disclosed all material information relating to the Willow Creek coal project in the Public Disclosure Documents in compliance with Canadian Securities Laws and such disclosure was true and complete and accurate in all material respects;

        (xliii) all mining operations of the Company and the Material
                Subsidiaries since acquisition of their material properties have been conducted in all material respects in accordance with good mining and engineering practices and all applicable material workers' compensation and health and safety and workplace laws, regulations and policies have been complied with in all material respects except for such failures to comply as have not had and would not reasonably be expected to have a Material Adverse Effect;

        (xliv) there are no environmental audits, evaluations, assessments, studies or tests relating to the Company or any of the Material Subsidiaries except for ongoing assessments conducted by or on behalf of the Company in the ordinary course;

        (xlv) there are no claims with respect to native rights currently or, to the best of the knowledge of the Company, pending or threatened with respect to any of the material properties at the Company or the Material Subsidiaries;

        (xlvi) the Company has duly filed with the applicable regulatory authorities in compliance with Canadian Securities Laws all reports required by National Instrument 43-101 ("NI 43-101"), and all such reports comply with the requirements of NI 43-101;

        (xlvii) the currently issued and outstanding common shares of the Company are listed and posted for trading on the TSXV and no order ceasing or suspending trading in any securities of the Company or prohibiting the trading of the Company's issued securities has been issued and no proceedings for such purpose are pending or, to the knowledge of the Company, threatened;

        (xlviii) neither the Company nor any of its subsidiaries shall take any action which would be reasonably expected to result in the delisting or suspension of its Common Shares on or from the TSXV or the Toronto Stock Exchange (if as and when listed on such exchange) or on or from any securities exchange, market or trading or quotation facility on which its Common Shares are then listed or quoted and the Company shall comply with the rules and regulations thereof;

        (xlix) no proceedings have been taken, instituted or, to the knowledge of the Company, are pending for the dissolution or liquidation of the Company or the Material Subsidiaries;

        (l) the Transfer Agent, at its principal offices in Vancouver, British Columbia and Toronto, Ontario, will be appointed as the registrar and transfer agent in respect of the Warrants by the Closing Time;

        (li) each Debt Instrument to which the Company or a Material Subsidiary is a party is in good standing and each of the Company and the Material Subsidiaries is not in default of any obligation or covenant under such Debt Instruments; and

        (lii) subject to such risks and uncertainties as have been disclosed in the Public Disclosure Documents, the net proceeds of the Offering will be sufficient to meet the working capital requirements of the Company to support its current operations and to fund the completion of its expansion plans through the end of its current fiscal year.

        (liii) the coal licenses referenced in table 1 and table 2 and the coal lease referenced in table 3 of the opinion provided pursuant to section 6(j) hereto comprises all of the Company's material licenses and leases and ownership interest in the Willow Creek Project.

        (B) REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE AGENTS. Each of the Agents hereby severally represent, warrant and covenant to the Company and acknowledges that the Company is relying upon such representations and warranties, that:

        (i) in respect of the offer and sale of the Units, it will comply with all Canadian Securities Laws and all applicable laws of the jurisdictions outside Canada in which it offers the Units and will offer the Units in the United States only on a basis exempt from the registration requirements under the U.S. Securities Act in accordance with the provisions of Schedule "A" to this Agreement;

        (ii) it and its representatives have not engaged in or authorized, and will not engage in or authorize, any form of general solicitation or general advertising in connection with or in respect of the Units in any newspaper, magazine, printed media of general and regular paid circulation or any similar medium, or broadcast over radio or television or otherwise or conducted any seminar or meeting concerning the offer or sale of the Units whose attendees have been invited by any general solicitation or general advertising; and

        (iii) it has not and will not solicit offers to purchase or sell the Units so as to require the filing of a prospectus or offering memorandum with respect thereto or the provision of a contractual right of action (as defined in Ontario Securities Commission Rule 14-501) under the laws of any jurisdiction, including the United States of America or any state thereof.

5. CLOSING DELIVERIES. The purchase and sale of the Units shall be completed at the Closing Time at the offices of Cassels Brock & Blackwell LLP in Toronto, Ontario, or at such other place as RBC (on behalf of the Agents) and the Company may agree upon. At or prior to the Closing Time: (a) the Company shall, subject to the provisions of Section 6 of this Agreement, duly and validly deliver to the Agents certificates in definitive form representing the Unit Shares and Warrants comprising the Units in the names of the Purchasers or as indicated on their respective Subscription Agreements in the City of Toronto, against payment at the direction of the Company of the subscription price therefor, in lawful money of Canada. The Agents and the Company may discharge their respective payment obligations by delivery by the Agents of a bank draft, certified cheque or by transfer of funds by electronic wire transfer to the designated bank account of each of the Company. Such payment to the Company shall be solely in respect of the sale of Units and shall be equal to the aggregate purchase price for the Units, less the Commission payable in respect of the sale of Units and the reasonable out-of-pocket costs and expenses of the Agents of the Offering, including reasonable fees and disbursements of counsel expenses (subject to the maximum amount set out and as more particularly described in paragraph 8 hereof).

6. CLOSING CONDITIONS. Each Purchaser's obligation to purchase the Units at the Closing Time shall be conditional upon the fulfilment at or before the Closing Time of the following conditions:

(A) the Agents shall have received a certificate, dated as of the Closing Date, signed by the Chief Executive Officer and Chief Financial Officer of the Company, or such other officers of the Company as the Agents may agree, certifying for and on behalf of the Company, to the best of their knowledge, information and belief after due inquiry, that:

        (i) no order, ruling or determination having the effect of suspending the sale or ceasing the trading in any securities of the Company (including the Common Shares) has been issued by any regulatory authority and is continuing in effect and no proceedings for that purpose have been instituted or are pending or, are contemplated or threatened by any regulatory authority;

        (ii) the Company has duly complied with all the terms, covenants and conditions of this Agreement on its part to be complied with up to the Closing Time; and

        (iii) the representations and warranties of the Company contained in this Agreement are true and correct as of the Closing Time with the same force and effect as if made at and as of the Closing Time after giving effect to the transactions contemplated by this Agreement.

(B) the Agents shall have received at the Closing Time certificates dated the Closing Date, signed by appropriate officers of the Company addressed to the Agents and their counsel, with respect to the articles and by-laws of the Company, all resolutions of the Company's board of directors relating to this Agreement and the transactions contemplated hereby and thereby, the incumbency and specimen signatures of signing officers, the constating documents of the Company and such other matters as the Agents may reasonably request;

(C) the Agents shall have received at the Closing Time, evidence that all requisite approvals, consents and acceptances of the shareholders, the appropriate regulatory authorities and the TSXV required to be made or obtained by the Company in order to complete the Offering have been made or obtained;

(D) the Subscription Agreements, the Warrant Indenture and the certificates representing the Unit Shares and the Warrants shall have been executed or endorsed, as applicable and delivered by the parties thereto in form and substance satisfactory to the Agents and their counsel, acting reasonably;

(E) the TSXV shall have issued its conditional acceptance for the issuance of the Unit Shares and the Warrant Shares;

(F) the Agents shall have received favourable legal opinions addressed to the Agents dated the Closing Date, from Bull, Housser & Tupper, counsel for the Company (it being understood that such counsel may rely to the extent appropriate in the circumstances, (i) as to matters of fact, on certificates of the Company executed on its behalf by a senior officer of the Company and on certificates of the Transfer Agent, as to the issued capital of the Company; (ii) as to matters of fact not independently established, on certificates of the Company's auditors or a public official); and (iii) as to matters of law with respect to consulting counsel in the applicable local jurisdictions) with respect to the following matters:

                (i) as to the incorporation and subsistence of the Company under the laws of British Columbia and as to the corporate power of the Company to carry out its obligations under this Agreement, the Subscription Agreements and the Warrant Indenture and to issue the Unit Shares, the Warrants and the Warrant Shares;

                (ii)    as to the authorized and issued capital of the Company;

                (iii) that the Company has all requisite corporate power and authority under the laws of its jurisdiction of incorporation to carry on its business as presently carried on and to own its properties;

                (iv) that none of the execution and delivery of this Agreement, the Subscription Agreements and the Warrant Indenture, the performance by the Company of its obligations hereunder and thereunder, or the sale or issuance of the Unit Shares, the Warrants and the Warrant Shares will conflict with or result in any breach of the constating documents or by-laws of the Company or the resolutions of the directors and shareholders of the Company or applicable corporate law;

                (v) that each of this Agreement, the Subscription Agreements and the Warrant Indenture have been duly authorized and executed and delivered by the Company, and constitute a valid and legally binding obligation of the Company enforceable against it in accordance with its terms, except as enforcement thereof may be limited by bankruptcy, insolvency, liquidation, reorganization, moratorium or similar laws affecting the rights of creditors generally and except as limited by the application of equitable principles when equitable remedies are sought, and the qualification that the enforceability of rights of indemnity and contribution may be limited by applicable law;

                (vi) that the Unit Shares have been validly issued as fully paid and non-assessable securities in the capital of the Company;

                (vii) that the Warrants have been duly and validly created and issued;

                (viii) Computershare Trust Company of Canada has been appointed the warrant agent under the Warrant Indenture and transfer agent and registrar for the Common Shares;

                (ix) that the Warrant Shares have been reserved and authorized and allotted for issuance to the Purchasers and, upon the due exercise of the Warrants in accordance with the provisions thereof and of the Warrant Indenture, will be validly issued as fully paid and non-assessable securities in the capital of the Company;

                (x) that the issuance and sale by the Company of the Unit Shares and Warrants to the Purchasers are exempt from the prospectus and registration requirements of applicable Canadian Securities Laws in the Canadian Selling Jurisdictions and no documents are required to be filed (other than specified forms accompanied by requisite filing fees), proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws to permit such issuance and sale;

                (xi) that the issuance of the Warrant Shares upon the due exercise of the Warrants will be exempt from the prospectus and registration requirements of applicable Canadian Securities Laws subject to certain provisos and specified resale restrictions;

                (xii) that no other documents will be required to be filed, proceedings taken or approvals, permits, consents or authorizations obtained under the applicable Canadian Securities Laws in connection with the first trade of the Unit Shares, the Warrants or the Warrant Shares, as the case may be, provided that four months and a day have lapsed since the Closing Date, subject to the usual qualifications;

                (xiii) that the issuance of the Unit Shares, the Warrants and the Warrant Shares has been conditionally accepted for filing by the TSXV and the Common Shares of the Company are listed on the TSXV;

                (xiv) as to such other matters as the Agents' legal counsel may reasonably request prior to the Closing Time.

(G) the Agents shall have received certificates of status or similar certificates with respect to the jurisdiction in which the Company is incorporated;

(H) the Agents shall have received a legal opinion addressed to the Agents and the Purchasers from special United States counsel to the Company, dated as of the Closing Date, in form and substance satisfactory to the Agents and their counsel, acting reasonably, with respect to the initial sale of the Units by the Company in the United States or to U.S. persons (as such term is defined in Regulation S under the U.S. Securities Act).

(I) the Agents shall have received a favourable legal opinion addressed to the Agents and the Purchasers dated as of the Closing Date, in form and substance satisfactory to the Agents and its counsel, acting reasonably, as to (i) the incorporation and subsistence of the Material Subsidiaries; (b) the corporate power and authority of the Material Subsidiaries; (iii) the ability of each of the Material Subsidiaries to carry on its business as presently carried on and to own it assets; (iv) the authorized capital, issued and outstanding share capital of the Material Subsidiaries; and (v) as to the ownership of the issued and outstanding securities of the Material Subsidiaries;

(J) the Agents shall have received a favourable legal opinion addressed to the Agents, the Purchasers and the Agents' counsel, as to the title to the coal licenses and coal leases issued pursuant to the Coal Act (British Columbia) and constituting the Willow Creek coal project, dated as of the Closing Date, in form and substance satisfactory to the Agents and its counsel, acting reasonably; and

(K) the Agents shall, in their sole discretion, be satisfied with their due diligence review with respect to the business, assets, financial condition, affairs and prospects of the Company.

7.      RIGHTS OF TERMINATION

(A) DUE DILIGENCE OUT. In the event that the due diligence investigations performed by the Agents and/or their representatives reveal any material information or fact not generally known to the public which might, in the sole opinion of the Agents (or any one of them), acting reasonably, adversely affect the market price of the Common Shares, quality of the investment or marketability of the Offering, the Agents (or any one of them) shall be entitled, at their sole option and in accordance with subparagraph 7(g) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units ) by notice to that effect given to the Company any time prior to the Closing Time.

(B) LITIGATION. If any inquiry, action, suit, investigation or proceeding whether formal or informal (including matters of regulatory transgression or unlawful conduct and including any inquiry or investigation by the TSXV, any securities commission, or the U.S. Securities Exchange Commission) is commenced, announced or threatened in relation to, the Company or its Material Subsidiaries, or any of their respective officers, directors or principal shareholders, the Agents (or any one of them) shall be entitled, at their sole option and in accordance with subparagraph 7(g) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units ) by notice to that effect given to the Company any time prior to the Closing Time.

(C) DISASTER OUT. In the event that prior to the Closing Time, there should develop, occur or come into effect any event of any nature, including terrorism, accident, a new or change in any governmental law or regulation, or other condition or major financial occurrence of national or international consequence, which, in the sole opinion of the Agents (or any one of them), materially adversely affects, or may adversely affect, the financial markets generally or the business, operations, affairs or profitability of the Company and its Material Subsidiaries, taken as a whole, or on the market price or value of the Common Shares, the Agents (or any one of them) shall be entitled at their sole option, in accordance with subparagraph 7(g) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units ) by written notice to that effect given to the Company prior to the Closing Time.

(D) CHANGE IN MATERIAL FACT. In the event that prior to the Closing Time, the Agents or the Agents' representatives, through their due diligence investigations, or otherwise discover or there should occur a material change or a change in any material fact or new material fact shall arise, which, in the sole opinion of the Agents (or any one of them), has or could be expected to have a material adverse change or material adverse effect on the business, affairs or profitability of the Company and its Material Subsidiaries, taken as a whole, or on the market price or value of the Common Shares, the Agents (or any one of them) shall be entitled, at their sole option, in accordance with subparagraph 7(g), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units ) by written notice to that effect given to the Company prior to the Closing Time.

(E) NON-COMPLIANCE WITH CONDITIONS. The Company agrees that all terms, conditions and covenants in this Agreement shall be construed as conditions and complied with so far as the same relate to acts to be performed or caused to be performed by the Company, as applicable, that they will each use its best efforts to cause such conditions to be complied with, and any breach or failure by the Company to comply with any of such conditions or in the event that any representation or warranty given by the Company becomes false and is not rectified as at the Closing Time, shall entitle the Agents (or any one of them), at their sole option in accordance with subparagraph 7(g), to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units ) by notice to that effect given to the Company at or prior to the Closing Time. The Agents may waive, in whole or in part, or extend the time for compliance with, any terms and conditions without prejudice to their rights in respect of any other of such terms and conditions or any other or subsequent breach or non-compliance, provided that any such waiver or extension shall be binding upon the Agents only if the same is in writing and signed by them.

(F) CEASE TRADE ORDER. In the event that any order to cease trading in securities of the Company is made or threatened by a Securities Regulator, which, in the sole opinion of the Agents (or any one of them), acting reasonably, operates or could operate to prevent or restrict trading in the Common Shares or distribution or sale of the Units in the Selling Jurisdictions, or any other jurisdiction where Purchasers are resident the Agents (or any one of them) shall be entitled, at their sole option, in accordance with subparagraph 7(g) of this Agreement, to terminate their obligations under this Agreement (and the obligations of the Purchasers arranged by them to purchase the Units) by written notice to that effect given to the Company prior to the Closing Time.

(G) EXERCISE OF TERMINATION RIGHTS. The rights of termination contained in subparagraphs 7(a), (b), (c), (d), (e) and (f) may be exercised by the Agents and are in addition to any other rights or remedies the Agents may have in respect of any default, act or failure to act or non-compliance by the Company in respect of any of the matters contemplated by this Agreement or otherwise. In the event of any such termination by the Agents, there shall be no further liability on the part of the Agents to the Company or on the part of the Company to the Agents except in respect of any liability which may have arisen or may arise after such termination in respect of acts or omissions prior to such termination under paragraphs 8 and 10.

8. EXPENSES. Whether or not the Offering is completed, the Company will pay all reasonable expenses and fees in connection with the Offering, including all expenses of or incidental to the issue, sale or distribution of the Units including, the fees and expenses of the Company's counsel; all costs incurred in connection with the preparation of documents relating to the Offering; and all reasonable expenses and fees incurred by the Agents which shall include the reasonable fees (to a maximum of $75,000, exclusive of GST) and disbursements of the Agents' counsel. All reasonable fees and expenses incurred by the Agents or on their behalf shall be payable by the Company immediately upon receiving an invoice therefor from the Agents and shall be payable whether or not the Offering is completed.

9. SURVIVAL OF REPRESENTATIONS AND WARRANTIES. All terms, warranties, representations, covenants and agreements herein contained or contained in any documents submitted pursuant to this Agreement and in connection with the transactions herein contemplated shall survive the purchase and sale of the Unit Shares and Warrants comprising the Units and continue in full force and effect for the benefit of the Agents and the Purchasers and shall not be limited or prejudiced by any investigation made by or on behalf of the Agents in connection with the purchase and sale of the Unit Shares and Warrants comprising the Units.

10. (A) INDEMNITY. The Company hereby agrees to indemnify and hold the Agents and/or any of their respective affiliates (the "AFFILIATES") and each of the directors, officers, employees and shareholders of the Agents and/or the Affiliates (hereinafter collectively referred to as the "PERSONNEL") harmless from and against any and all expenses, losses (other than loss of profits), claims, actions, damages or liabilities, whether joint or several (including the aggregate amount paid in reasonable settlement of any actions, suits, proceedings or claims), and the reasonable fees and expenses of their counsel that may be incurred in advising with respect to and/or defending any claim that may be made against the Agents and/or the Affiliates, to which the Agents and/or the Affiliates and/or the Personnel may become subject or otherwise involved in any capacity under any statute or common law or otherwise insofar as such expenses, losses, claims, damages, liabilities or actions arise out of or are based, directly or indirectly, upon the performance of professional services rendered to the Company by the Agents and/or the

Affiliates and the Personnel hereunder or otherwise in connection with the matters referred to in this Agreement, provided, however, that this indemnity shall not apply to the extent that a court of competent jurisdiction in a final judgment that has become non-appealable shall determine that:

        (i) the Agents and/or the Affiliates or the Personnel have been grossly negligent or dishonest or have committed any fraudulent act in the course of such performance;

        (ii) the expenses, losses, claims, damages or liabilities, as to which indemnification is claimed, were directly caused by the gross negligence, dishonesty or fraud referred to in (i).

If for any reason (other than the occurrence of any of the events itemized in (i) and (ii) above), the foregoing indemnification is unavailable to the Agents and/or the Affiliates or insufficient to hold them harmless, then the Company shall contribute to the amount paid or payable by the Agents and/or the Affiliates as a result of such expense, loss, claim, damage or liability in such proportion as is appropriate to reflect not only the relative benefits received by the Company on the one hand and the Agents and/or the Affiliates on the other hand but also the relative fault of the Company and the Agents and/or the Affiliates, as well as any relevant equitable considerations; provided that the Company shall, in any event, contribute to the amount paid or payable by the Agents and/or the Affiliates as a result of such expense, loss, claim, damage or liability, any excess of such amount over the amount of the fees received by the Agents and/or the Affiliates hereunder pursuant to this Agreement.

The Company agrees that in case any legal proceeding shall be brought against the Company and/or the Agents and/or the Affiliates by any governmental commission or regulatory authority or any stock exchange or other entity having regulatory authority, either domestic or foreign, shall investigate the Company and/or the Agents and/or the Affiliates and any Personnel shall be required to testify in connection therewith or shall be required to respond to procedures designed to discover information regarding, in connection with, or by reason of the performance of professional services rendered to the Company by the Agents and/or the Affiliates under this Agreement, the Agents and/or the Affiliates shall have the right to employ its own counsel in connection therewith, and the reasonable fees and expenses of such counsel as well as the reasonable costs (including an amount to reimburse the Agents and/or the Affiliates for time spent by its Personnel in connection therewith) and out-of-pocket expenses incurred by its Personnel in connection therewith shall be paid by the Company as they occur. Provided that, notwithstanding the foregoing, the Agents and/or the Affiliates and the Personnel shall utilize counsel to the Company unless in the opinion of the Agents and/or the Affiliates, based on counsel, there is an actual, potential or apparent conflict between the interests of such parties and the interests of the Company such that joint representation would be inappropriate.

Promptly after receipt of notice of the commencement of any legal proceeding against the Agents and/or the Affiliates or any of the Personnel or after receipt of notice of the commencement of any investigation, which is based, directly or indirectly, upon any matter in respect of which indemnification may be sought from the Company, the Agents and/or the Affiliates (or any one of them) will notify the Company in writing of the commencement thereof and, throughout the course thereof, will provide copies of all relevant documentation to the Company, will keep the

Company advised of the progress thereof and will discuss with the Company all significant actions proposed.

The indemnity and contribution obligations of the Company shall be in addition to any liability which the Company may otherwise have, shall extend upon the same terms and conditions to those of the Agents and/or the Affiliates and the Personnel who are not signatories hereto and shall be binding upon and enure to the benefit of any successors, assigns, heirs and personal representatives of the Company, the Agents and/or the Affiliates and any of the Personnel of the Agents and/or the Affiliates. The foregoing provisions shall survive the completion of professional services rendered under this Agreement or any termination of the authorization given by this Agreement.

(B) RIGHT OF INDEMNITY IN FAVOUR OF OTHERS. With respect to any party who may be indemnified by paragraph 10(a) above and is not a party to this Agreement, the Agents shall obtain and hold the rights and benefits of this paragraph 10 in trust for and on behalf of such Indemnified Party.

11. ACTION BY AGENTS. All steps which must or may be taken by the Agents in connection with this Agreement, with the exception of the matters relating to termination contemplated by Section 7 or matters relating to indemnity and contribution contemplated by Section 10, may be taken by RBC on behalf of itself and the Agents and the execution and delivery of this Agreement by the Company and the Agents shall constitute the authority of the Company for accepting notification of any such steps from, and for delivery of the definitive documents constituting the Units to RBC. RBC agrees to consult with the other Agents with respect to all material matters.

12. SYNDICATION OF AGENTS

        The sale of the Units in connection with the Offering shall be on a "reasonable best efforts" basis without underwriter liability or obligation and shall be as to the following percentages of the Units to be sold at that time:

NAME OF AGENT                                SYNDICATE POSITION
RBC Dominion Securities Inc.                       75.0%
Salman Partners Inc.                               12.5%
Sprott Securities Inc.                             12.5%

        If any of the Agents fails to sell its applicable percentage of the aggregate amount of the Units at the Closing Time, the other Agents shall have the right, but shall not be obligated, to sell the Units which would otherwise have been sold by the Agent which fails to sell.

13. ADVERTISEMENTS. The Company acknowledges that the Agents shall have the right, subject always to clauses 1(a) and (c) and 4(b) of this Agreement, at their own expense, to place such advertisement or advertisements relating to the sale of the Units contemplated herein as the Agents may consider desirable or appropriate and as may be permitted by applicable law. The Company and the Agents each agree that they will not make or publish any advertisement in any media whatsoever relating to, or otherwise publicize, the transaction provided for herein so as to result in any exemption from the prospectus and registration requirements of applicable Canadian Securities Laws or the securities legislation in any other jurisdiction in which the Units shall be offered or sold being unavailable in respect of the sale of the Units to prospective purchasers.

14. NOTICES. Unless otherwise expressly provided in this Agreement, any notice or other communication to be given under this Agreement (a "NOTICE") shall be in writing addressed as follows:

(A)     If to the Company, to:

        Pine Valley Mining Corporation
        Suite 501 - 535 Thurlow Street
        Vancouver, British Columbia  V6E 3L2

        Attention: Martin Rip, Vice President, Finance and Chief Financial
        Officer
        Fax:       (604) 682-4698

        with a copy to:

        Bull, Housser & Tupper
        3000 - 1055 West Georgia Street
        Vancouver, British Columbia  V6E 3R3

        Attention: Grant Weaver
        Fax:       (604) 646-2514

(B)     If to the Agents, to:

        RBC Dominion Securities Inc.
        Royal Bank Plaza, South Tower
        4th Floor, P.O. Box 50
        Toronto, Ontario  M5J 2W7

        Attention: Gordon Bell
        Fax:       (416) 842-7527

        with a copy to:

        Cassels Brock & Blackwell LLP
        Suite 2100, Scotia Plaza
        40 King Street West
        Toronto, Ontario  M5H 3C2

        Attention:  Chad Accursi
        Telecopier: (416) 642-7131

or   to such other address as any of the parties may designate by notice given to the others.

Each notice shall be personally delivered to the addressee or sent by facsimile transmission to the addressee and (i) a notice which is personally delivered shall, if delivered on a Business Day, be deemed to be given and received on that day and, in any other case, be deemed to be given and received on the first Business Day following the day on which it is delivered; and (ii) a notice which is sent by facsimile transmission shall be deemed to be given and received on the first Business Day following the day on which it is sent.

15. TIME OF THE ESSENCE. Time shall, in all respects, be of the essence hereof.

16. CANADIAN DOLLARS. All references herein to dollar amounts are to lawful money of Canada.

17. HEADINGS. The headings contained herein are for convenience only and shall not affect the meaning or interpretation hereof.

18. SINGULAR AND PLURAL, ETC. Where the context so requires, words importing the singular number include the plural and vice versa, and words importing gender shall include the masculine, feminine and neuter genders.

19. ENTIRE AGREEMENT. This Agreement constitutes the only agreement between the parties with respect to the subject matter hereof and shall supersede any and all prior negotiations and understandings, including the engagement letter dated November 15, 2005. This Agreement may be amended or modified in any respect by written instrument only.

20. SEVERABILITY. The invalidity or unenforceability of any particular provision of this Agreement shall not affect or limit the validity or enforceability of the remaining provisions of this Agreement.

21. GOVERNING LAW. This Agreement shall be governed by and construed in accordance with the laws of the Province of British Columbia and the laws of Canada applicable therein.

22. SUCCESSORS AND ASSIGNS. The terms and provisions of this Agreement shall be binding upon and enure to the benefit of the Company, the Agents and the Purchasers and their respective executors, heirs, successors and permitted assigns; provided that, except as provided herein or in the Subscription Agreements, this Agreement shall not be assignable by any party without the written consent of the others.

23. FURTHER ASSURANCES. Each of the parties hereto shall do or cause to be done all such acts and things and shall execute or cause to be executed all such documents, agreements and other instruments as may reasonably be necessary or desirable for the purpose of carrying out the provisions and intent of this Agreement.

24. EFFECTIVE DATE. This Agreement is intended to and shall take effect as of the date first set forth above, notwithstanding its actual date of execution or delivery.

25. LANGUAGE. The parties hereby acknowledge that they have expressly required this Agreement and all notices, statements of account and other documents required or permitted to be given or entered into pursuant hereto to be drawn up in the English language only. Les parties reconnaissent avoir expressment demandees que la presente Convention ainsi que tout avis, tout etat de compte et tout autre document a etre ou pouvant etre donne ou conclu en vertu des dispositions des presentes, soient rediges en langue anglaise seulement.

                           [INTENTIONALLY LEFT BLANK]

26. COUNTERPARTS. This Agreement may be executed in any number of counterparts and by facsimile, each of which so executed shall constitute an original and all of which taken together shall form one and the same agreement. If the Company is in agreement with the foregoing terms and conditions, please so indicate by executing a copy of this letter where indicated below and delivering the same to the Agents.

Yours very truly,

RBC DOMINION SECURITIES INC.

Per:
     ------------------------------------
          Authorized Signing Officer

SALMAN PARTNERS INC.

Per:
     ------------------------------------
          Authorized Signing Officer

SPROTT SECURITIES INC.

Per:
     ------------------------------------
          Authorized Signing Officer

The foregoing is hereby accepted on the terms and conditions therein set forth.

DATED as of December 12, 2005.

                                             PINE VALLEY MINING CORPORATION

                                             Per:
                                                  ------------------------------
                                                    Authorized Signing Officer

                                  SCHEDULE "A"

                         UNITED STATES OFFERS AND SALES

        As used in this Exhibit A, capitalized terms used herein and not defined herein shall have the meaning ascribed thereto in the Agency Agreement to which this Exhibit is annexed and the following terms shall have the meanings indicated:

        (a) "Directed Selling Efforts" means directed selling efforts as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Exhibit, it means, subject to the exclusions from the definition of directed selling efforts contained in Regulation S, any activity undertaken for the purpose of, or that could reasonably be expected to have the effect of, conditioning the market in the United States for any of the Units and includes the placement of any advertisement in a publication with a general circulation in the United States that refers to the offering of the Units;

        (b) "Foreign Issuer" means a foreign issuer as that term is defined in Regulation S. Without limiting the foregoing, but for greater clarity in this Exhibit, it means any issuer which is (a) the government of any foreign country or of any political subdivision of a foreign country; or (b) a corporation or other organization incorporated under the laws of any foreign country, except an issuer meeting the following conditions: (1) more than 50 percent of the outstanding voting securities of such issuer are held of record either directly or through voting trust certificates or depositary receipts by residents of the United States; and (2) any of the following: (i) the majority of the executive officers or directors are United States citizens or residents, (ii) more than 50 percent of the assets of the issuer are located in the United States, or (iii) the business of the issuer is administered principally in the United States;

        (c) "Institutional Accredited Investor" means those institutional "accredited investors" specified in Rule 501(a)(1), (a)(2),
                (a)(3) or (a)(7) of Regulation D adopted pursuant to the U.S. Securities Act;

        (d) "Regulation D" means Regulation D adopted by the SEC under the U.S. Securities Act;

        (e) "Regulation S" means Regulation S adopted by the SEC under the U.S. Securities Act;

        (f) "Rule 144" means Rule 144 adopted by the SEC under the U.S. Securities Act;

        (g)     "SEC" means the United States Securities and Exchange
                Commission;

        (h) "Selling Dealer Group" means dealers or brokers other than the Agents and their U.S. affiliates who participate in the offer and sale of the Units pursuant to the Agency Agreement;

        (i) "Substantial U.S. Market Interest" means substantial U.S. market interest as that term is defined in Regulation S;

        (j) "U.S. Exchange Act" means the United States Securities Exchange Act of 1934, as amended;

        (k) "U.S. Person" means a U.S. person as that term is defined in Regulation S; and

        (l) "U.S. Securities Act" means the United States Securities Act of 1933, as amended;

        (m) "United States" means the United States of America, its territories and possessions, any state of the United States, and the District of Columbia.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE AGENTS

The Agents acknowledge that the Units, Unit Shares, Warrants, Warrant Shares have not been and will not be registered under the U.S. Securities Act and may be offered and sold within the United States or to, or for the account or benefit of, U.S. persons only in transactions exempt from or not subject to the registration requirements of the U.S. Securities Act. Accordingly, the Agents represent, warrant and covenant to and with the Company that:

1. They have not offered or sold, and will not offer or sell, any Units except (a) in an offshore transaction in accordance with Rule 903 of Regulation S or (b) within the United States as provided in paragraphs 2 through 10 below. Accordingly, none of the Agents, their affiliates, any persons acting on their behalf, or any member of the Selling Dealer Group have made or will make (except as permitted in paragraphs 2 through 10 below) (i) any offer to sell or any solicitation of an offer to buy, any Units to any U.S. Person or any person in the United States,
        (ii) any sale of Units to any purchaser unless, at the time the buy order was or will have been originated, the purchaser was outside the United States, or such Agents, affiliate or person acting on behalf of either, reasonably believed that such purchaser was outside the United States, or (iii) any Directed Selling Efforts in the United States with respect to the Units. Terms used in this paragraph have the meanings given to them by Regulation S.

2. They have not entered and will not enter into any contractual arrangement with respect to the distribution of the Units, except with their affiliates, any members of the Selling Dealer Group or with the prior written consent of the Company. They shall require each selling group member to agree, for the benefit of the Company, to comply with, and shall use their best efforts to ensure that each selling group member complies with, the same provisions of this Exhibit as apply to the Agents as if such provisions applied to such selling group member.

3. All offers and sales of Units in the United States shall be made through a U.S. registered broker dealer affiliate in compliance with all applicable U.S. broker-dealer requirements.

4. Offers and sales of Units in the United States shall not be made (i) by any form of general solicitation or general advertising (as those terms are used in Regulation D), including advertisements, articles, notices or other communications published in any newspaper, magazine, or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising or (ii) in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

5. Any offer, sale or solicitation of an offer to buy Units that has been made or will be made in the United States was or will be made only to Institutional Accredited Investors in accordance with the requirements of Rule 506 of Regulation D in transactions that are exempt from registration under the U.S. Securities Act and applicable state securities laws.

6. The Agents acting through a U.S. registered broker dealer affiliate, may offer the Units in the United States only to offerees with respect to which any of the Agents has a pre-existing relationship and has reasonable grounds to believe are Institutional Accredited Investors and immediately prior to making any such offer and, based on the institutional accredited investor certificates attached as a schedule to the Subscription Agreement for Purchasers purchasing as Institutional Accredited Investors, had reasonable grounds to believe and did believe that each offeree was an Institutional Accredited Investor, and on the date hereof, they continue to believe that each U.S. Purchaser is an Institutional Accredited Investor.

7. Prior to any sales of Units in the United States, they shall cause each U.S. Purchaser thereof to sign and deliver a Subscription Agreement containing such representations, warranties and acknowledgements as may be necessary to ensure compliance with U.S. securities laws.

8. Prior to completion of any sale to the Closing Time, they will provide the Company with a list of all purchasers of the Units in the United States.

9. At least one business day prior to the Closing Time, they will provide the Company with a list of all purchasers of the Units in the United States.

10. They will inform, and cause the U.S. registered broker dealer affiliate to inform, all purchasers of the Units in the United States that the Units have not been and will not be registered under the U.S. Securities Act and are being sold to them without registration under the U.S. Securities Act in reliance on Rule 506 of Regulation D.

11. The Agents agree that at the Closing Time, they, together with the U.S. registered broker dealer affiliate, will provide a certificate, substantially in the form of Annex I to this Exhibit A, relating to the manner of the offer and sale of the Units in the United States.

REPRESENTATIONS, WARRANTIES AND COVENANTS OF THE COMPANY

The Company represents, warrants, covenants and agrees that:

1. The Company is a Foreign Issuer within the meaning of Regulation S and reasonably believes that there is no Substantial U.S. Market Interest in the Units.

2. The Company is not, and as a result of the sales of the Units contemplated hereby will not be, an "investment company" as defined in the United States Investment Company Act of 1940, as amended.

3. Except with respect to offers and sales within the United States to accredited investors (within the meaning of Rule 501(a) of Regulation D) who are Qualified Institutional Buyers, in reliance upon any exemption from registration under Regulation D, neither the Company nor any of its affiliates, nor any person acting on its behalf, has made or will make:
        (A) any offer to sell, or any solicitation of an offer to buy, any Units to a U.S. Person or a person in the United States; or (B) any sale of Units unless, at the time the buy order was or will have been originated, the purchaser is (i) outside the United States or (ii) the Company, its affiliates, and any person acting on their behalf reasonably believes that the purchaser is outside the United States.

4. During the period in which the Units are offered for sale, neither it nor any of its affiliates, nor any person acting on its or their behalf
        (i) has engaged in or will engage in any form of general solicitation or general advertising (as those terms are used in Regulation D) with respect to offers or sales of the Units in the United States, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media, or broadcast over radio, or television, or any seminar or meeting whose attendees have been invited by general solicitation or general advertising; or (ii) or in any manner involving a public offering within the meaning of Section 4(2) of the U.S. Securities Act.

5. Except with respect to the offer and sale of the Units offered hereby and offers and sales of Common Shares to accredited investors only pursuant to the Company's employee benefit plans in accordance with Rule 506 of the U.S. Securities Act, the Company has not, for a period of six months prior to the date hereof sold, offered for sale or solicited any offer to buy any of its securities in the United States.

6. Neither the Company, nor any of its affiliates, nor any person acting on its or their behalf, has paid or will pay any commission or other remuneration, directly or indirectly for soliciting the exercise of the Warrants.

7. The Corporation will use its commercially reasonable efforts to qualify as a "foreign issuer" for a period of 24 months after the Closing Date.

                              ANNEX I TO SCHEDULE A

                            UNDERWRITERS' CERTIFICATE

In connection with the private placement in the United States of the units (the "Units") of Pine Valley Mining Corporation (the "Company") with one or more U.S. Institutional Accredited Investors (the "U.S. Purchasers") pursuant to one or more Subscription Agreements dated as of December 12, 2005, the undersigned RBC Dominion Securities Inc., on behalf of the Agents referred to in the Agency Agreement dated December 12, 2005 among the Company, RBC Dominion Securities Inc., Sprott Securities Inc. and Salman Partners Inc. (the "Agency Agreement"), and RBC Capital Markets Corporation who has signed below in its capacity as placement agent in the United States for the Agents (the "U.S. Placement Agent"), do hereby certify as follows:

        (i) the U.S. Placement Agent is a duly registered broker or dealer with the United States Securities and Exchange Commission (the "SEC") and the National Association of Securities Dealers, Inc, ("NASD") and is in good standing with the NASD and the SEC on the date hereof;

        (ii) all offers and sales of Units in the United States were made to a maximum of 50 U.S. Purchasers by the U.S. registered broker-dealer affiliate;

        (iii) no written material other than the Subscription Agreement, was used in connection with the offer and sale of the Units in the United States;

        (iv) immediately prior to offering Units to such offerees in the United States, we had reasonable grounds to believe and did believe that each offeree was an "accredited investor" of the type specified in Rule 501(a)(1), (a)(2), (a)(3) or (a)(7) of Regulation D adopted pursuant to the U.S. Securities Act" (an "Institutional Accredited Investor") and, on the date hereof, we continue to believe that each U.S. person purchasing Units through us, as agent, is an Institutional Accredited Investor;

        (v) no form of general solicitation or general advertising (as those terms are used in Regulation D under the U.S. Securities Act) was used, nor will be used, by us or our representatives, including advertisements, articles, notices or other communications published in any newspaper, magazine or similar media or broadcast over radio or television, or any seminar or meeting whose attendees had been invited by general solicitation or general advertising, in connection with the offer or sale of the Units in the United States or to U.S. persons;

        (vi) the offering of the Units in the United States has been conducted by the Agents through the U.S. Placement Agent in accordance with the Agency Agreement and all applicable U.S. broker-dealer requirements; and

        (vii) prior to the sale of Units in the United States pursuant to Rule 506 of Regulation D, we caused each U.S. purchaser to execute a Subscription Agreement which includes a term sheet and containing such representations, warranties and acknowledgements as may be necessary to ensure compliance with U.S. securities laws.

Terms used in this certificate have the meanings given to them in the Agency Agreement unless defined herein.

DATED this 12 day of December, 2005

RBC DOMINION SECURITIES INC.                   RBC CAPITAL MARKETS
                                               CORPORATION

By:                                            By:
     -----------------------------                  ----------------------------
       Authorized Signing Officer                    Authorized Signing Officer

                                  SCHEDULE "B"

                       OUTSTANDING CONVERTIBLE SECURITIES

                                     - 34 -